THIS AMENDMENT NO. 8 to that certain Agreement and Plan of Merger, dated as of May 4, 2000 (the "Merger Agreement"), by and among Medallion Financial Corp., AMTC Merger Corp. and Ameritrans Capital Corporation is made, executed and delivered as of this 29th day of August, 2000 by the parties hereto pursuant to
Section 14.4 of the Merger Agreement. All capitalized terms not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

                              W I T N E S S E T H:

     WHEREAS, the parties desire to amend and restate certain terms and conditions of the Merger Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:

     1.1 Amendment. Section 3.1(a) is hereby amended by: deleting subsection 3.1(a) and inserting the following in lieu thereof:

     "Section 3.1 Conversion of Shares.

          (a) Subject to Sections 3.2 hereof, at the Effective Time, by virtue of the Merger and without any action on the part of any Company Stockholder:

          (1) Conversion of Company Common Stock. Each outstanding share of Company Common Stock shall be converted into the right to receive that number of fully paid and nonassessable shares of Parent Common Stock (or fraction thereof) equal to the quotient (such quotient, the "Exchange Ratio") obtained by dividing (to five places after the decimal point):

               (a) (x) $8.58 by (y) the average of the closing sale prices per share of Parent Common Stock on the Nasdaq National Market for the 20 trading days which immediately precede the Business Day immediately preceding the Closing Date (the "Determination Period"); if such average is between $15.00 and $15.99; or

               (b) (x) $9.18 by (y) the average of the closing sale prices per share of Parent Common Stock on the Nasdaq National Market for the Determination Period; if such average is between $16.00 and $16.99; or

               (c) (x) $9.43 by (y) the average of the closing sale prices per share of Parent Common Stock on the Nasdaq National Market for the Determination Period; if such average is between $17.00 and $17.99; or

               (d) (x) $9.68 by (y) the average of the closing sale prices per share of Parent Common Stock on the Nasdaq National Market for the Determination Period; if such average is between $18.00 and $18.99; or

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               (e) (x) $9.93 by (y) the average of the closing sale prices per share of Parent Common Stock on the Nasdaq National Market for the Determination Period; if such average is between $19.00 and $19.99; or

               (f) (x) $10.18 by (y) the average of the closing sale prices per share of Parent Common Stock on the Nasdaq National Market for the Determination Period; if such average is between $20.00 and $20.99; or

               (g) (x) $10.43 by (y) the average of the closing sale prices per share of Parent Common Stock on the Nasdaq National Market for the Determination Period; if such average is between $21.00 and $21.99; or

               (h) (x) $10.68 by (y) the average of the closing sale prices per share of Parent Common Stock on the Nasdaq National Market for the Determination Period; if such average is between $22.00 and $22.99; or

               (i) (x) $10.93 by (y) the average of the closing sale prices per share of Parent Common Stock on the Nasdaq National Market for the Determination Period; if such average is between $23.00 and $23.99; or

               (j) (x) $11.18 by (y) the average of the closing sale prices per share of Parent Common Stock on the Nasdaq National Market for the Determination Period; if such average is between $24.00 and $24.99; or

               (k) (x) $11.68 by (y) the average of the closing sale prices per share of Parent Common Stock on the Nasdaq National Market for the Determination Period; if such average is between $25.00 and $25.99; or

               (l) (x) $12.18 by (y) the average of the closing sale prices per share of Parent Common Stock on the Nasdaq National Market for the Determination Period; if such average is between $26.00 and $26.99; or

               (m) (x) $12.68 by (y) the average of the closing sale prices per share of Parent Common Stock on the Nasdaq National Market for the Determination Period; if such average is between $27.00 and $27.99; or

               (n) (x) $13.18 by (y) the average of the closing sale prices per share of Parent Common Stock on the Nasdaq National Market for the Determination Period; if such average is between $28.00 and $28.99; or

               (o) (x) $13.68 by (y) the average of the closing sale prices per share of Parent Common Stock on the Nasdaq National Market for the Determination Period; if such average is between $29.00 and $29.99; or

               (p) (x) $14.18 by (y) the average of the closing sale prices per share of Parent Common Stock on the Nasdaq National Market for the Determination Period; if such average is between $30.00 and $30.99; or

               (q) (x) $14.68 by (y) the average of the closing sale prices per share of Parent Common Stock on the Nasdaq National Market for the Determination Period; if such average is between $31.00 and $31.99; or

               (r) (x) $15.54 by (y) the average of the closing sale prices per share of Parent Common Stock on the Nasdaq National Market for the Determination Period; if such average is between $32.00 and $32.99; or

               (s) (x) $16.04 by (y) the average of the closing sale prices per share of Parent Common Stock on the Nasdaq National Market for the Determination Period; if such average is between $33.00 and $33.99; or

               (t) if the average of the closing sale prices per share of Parent Common Stock on the Nasdaq National Market for the Determination Period; is greater than $33.99, then the Exchange Ratio shall be .50.

          If the average of the closing sale prices per share of Parent Common Stock on the Nasdaq National Market for the Determination Period is less than $15.00, then either Parent or the Company shall have the right to terminate this Agreement pursuant to Article XII;

               (u) If at any time after the execution of this Agreement, but prior to the Effective Time, the outstanding shares of Parent Common Stock shall be changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, the Exchange Ratio shall be correspondingly adjusted."

          (2) Cancellation of Company Treasury Stock. All shares of Company Common Stock which are held in the treasury of the Company shall be canceled and shall cease to exist.

          (3) Adjustment to Exchange Ratio. (a) Notwithstanding Section 3.1(a)(1), in the event that as at September 30, 2000, and as reflected in the Company's Annual Report on Form 10-K which will be filed on or before September 28, 2000 and on the Company's Quarterly Report on Form 10-Q which will be filed on or before November 14, 2000 (the "Company's 2000 Q1") and will be accompanied by a review report prepared in accordance with "Statements on Standards for Accounting and Review Services" issued by the American Institute of Certified Public Accountants from the Company's independent public accountants or other nationally recognized public accounting firm, the Company fails to achieve Net Income as recorded in accordance with GAAP ("Net Income") of at least $.30 per share for the six month period ended September 30, 2000; then the amount represented by "(x)" in each of Sections 3.1(a)(1)(a) to Section 3.1(a)(1)(t) shall be reduced by the amount in which Net Income per share is less than $.30; provided, however that the failure to achieve such Net Income of $.30 per share shall not cause a reduction in "(x)" to Sections 3.1(a)(1)(a) to 3.1(a)(1)(t) where such failure resulted from any of the Permitted Adjustments (as defined in paragraph(b) below).

          (b) Notwithstanding the foregoing, for the purposes of this Section 3.1(a)(3), (i) if the Company's Allowance for Loan Losses is less than $380,000, then Net Income shall be reduced by the amount by which the Company's Allowance for Loan Losses is less than $380,000; (ii) if any accrued interest related to Loans Receivable, as of September 30, 2000, are 90 days or more past due, then such Loans Receivable are to be placed on nonaccrual status, and Net Income shall be reduced by the reversal of all uncollected accrued interest, unless Parent, after receiving a written request from the Company, reviews the underlying collateral of such Loans Receivable, and in Parent's sole discretion provides written consent to waive such requirement; and (iii) Net Income shall be adjusted by the write off of (x) the Company's offering costs totaling $256,086.94 related to the preparation and filing with the SEC of a Registration Statement on Form N-2; and (y) the Company's restructuring costs totaling $423,045 related to the Company's reorganization and the preparation and filing with the SEC of a Registration Statement on Form N-14 which will not impact the Company's net book value as reflected on the Company's 2000 Q1; and (z) any additional amounts, not greater than $523,680, added to reserves and which are charged off, in excess of $380,000, which clauses (x), (y) and (z) shall be referred to herein as the "Permitted Adjustments."

          (c) Each issued and outstanding share of capital stock of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation."

     1.2 Amendment. Section 4.12 is hereby amended by deleting subsection 4.12 and inserting the following in lieu thereof:

     "Section 4.12 No Material Adverse Change. Except as disclosed in Section
     4.12 of the Company Disclosure Schedule, since June 30, 1999, there has been no material adverse change in the management, assets, Liabilities, properties, business, operations, financial condition, results of operations or prospects of the Company or its Subsidiaries, provided that
     (i) with respect to the value of the underlying collateral for Medallion Loans (as defined herein) this representation shall be as of August 29, 2000; and (ii) the Permitted Adjustments shall not be, alone or together with any other event, deemed to be a material adverse change."

     1.3 Amendment. Section 8.9 is hereby amended by deleting subsection 8.9 and inserting the following in lieu thereof:

     "Section 8.9 Financing. (a) Parent shall by November 1, 2000 have either
(i) received from the Company's lenders such lender's consent (a) to this Agreement and the transactions contemplated hereby and (b) to continue financing upon the same terms (or upon terms satisfactory to Parent) or (ii) using commercially reasonable best efforts, obtained comparable financing to replace any Company financing for which lender approval has not been received.

     (b) In the event that (x) Parent, requests in writing that the Company agree to an amendment to Section 3.1 of this Agreement in connection with obtaining the financing contemplated by this Section 8.9, and (y) the Company refuses to negotiate any amendment to Section 3.1 and (z) Parent utilizes the condition contained in this Section 8.9 as a basis for failing to consummate the transactions contemplated by this Agreement, then Parent will reimburse the Company for up to $100,000 of its fees and expenses incurred by the Company in connection with the transactions contemplated by this Agreement. Parent shall notify the Company by October 20, 2000 in writing if it intends to request that
Section 3.1 be amended."

     1.4. Counterparts. This agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     1.5. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

     IN WITNESS WHEREOF, the parties have executed this agreement on the date first above written.


MEDALLION FINANCIAL CORP.

By: /s/ Alan Murstein
    -------------------------------
    Name: Alan Murstein
    Title: CEO


AMTC MERGER CORP.

By: /s/ Alvin Murstein
    -------------------------------
    Name: Alvin Murstein
    Title: CEO


AMERITRANS CAPITAL CORPORATION

By: /s/ Gary C. Granoff
    -------------------------------
    Name: Gary C. Granoff
    Title CEO